Exhibit 99.1

CHARLOTTE RUSSE ANNOUNCES FIRST QUARTER COMPARABLE STORE

SALES INCREASED 1.5%

RAISES FIRST QUARTER 2008 EARNINGS PER SHARE GUIDANCE

SAN DIEGO, California, January 16, 2008 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported net sales for the first quarter ended December 29, 2007, of $238.2 million, compared to net sales of $209.2 million reported for the quarter ended December 30, 2006 or an increase of 13.9%. Comparable store sales increased 1.5% for the same time period.

First quarter sales results exceeded prior guidance of flat to low single digit decline in comparable store sales. As a result, the Company expects to report first quarter 2008 diluted earnings per share of between $0.55 to $0.56 as compared to previous guidance of $0.47 to $0.50 per diluted earnings per share.

Based on the current retail environment, the Company would guide investors to expect a low single digit comparable store sales increase for the second quarter of fiscal 2008 with diluted earnings per share of $0.12 to $0.15.

As a reminder, the Company will be presenting at the 10th Annual ICR XChange Conference held at the St. Regis Monarch Beach Resort & Spa in Dana Point, California on Thursday, January 17, 2008 at 11:20 am Pacific Standard Time.

The Company is scheduled to release first quarter earnings on January 23, 2008 and is hosting a conference call at 2:00 p.m. Pacific Time which will be broadcast over the internet at http://www.charlotterusse.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling (877) 519-4471 using PIN: 9096620.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At December 29, 2007 the Company operated 440 stores in 45 states and Puerto Rico. The Company expects to open approximately 60 new stores in fiscal 2008. For more information about the Company, please visit www.charlotterusse.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

CONTACT:	Patti Johnson
Executive Vice President & Chief Financial Officer 858-490-2603 Joseph Teklits ICR, Inc. (203) 682-8258